UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 1, 2009
(Date of earliest event reported)

VISTA INTERNATIONAL TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27783	84-1572525
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4704 Harlan Street, Suite 685, Denver, CO	80212
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (303) 690-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Officer

Effective as of October 1, 2009, Vista International Technologies, Inc. (the “Company”) and Mr. Barry Kemble agreed to end Mr. Kemble’s employment with the Company.  Mr. Kemble had served in the position of Chief Executive Officer of the Company since August 2007.  Mr. Kemble continues as a Director of the Company.

Appointment of Interim Chief Executive Officer

On October 1, 2009, the Company’s board of directors appointed Mr. Thomas Pfisterer, a current member of the Board of Directors of the Company, to serve as Interim Chief Executive Officer on a temporary “at-will” basis until a new Chief Executive Officer is appointed.  Mr. Pfisterer will receive no compensation as Interim Chief Executive Officer of the Company.  There is no written agreement between the Company and Mr. Pfisterer.

Mr. Pfisterer, 48, was appointed to the Board of Directors of the Company in August of 2009.

Thomas Pfisterer is a co-founder and the President/Chief Executive Officer of Aquarius Energy Systems, Inc. located in New Hartford, New York.  Aquarius Energy Systems (incorporated in 2008) is a development stage alternative “green energy” company in central New York State.

Mr. Pfisterer also currently holds the position of Director of School Food Services for the Oneida County B.O.C.E.S. (Board of Cooperative Educational Services) in New Hartford, New York where he has served for the past 19 years.  His operating budget for the district has grown from $88,000 in 1989 to over $4.65 million in 2008.  The total number of program employees has grown from 11 to 179 during this period.

Mr. Pfisterer completed his undergraduate studies at the University of Cincinnati (attending on a Division I Baseball scholarship), earning a Bachelor of Science Degree in Dietetics (Magna Cum Laude) in 1983.  He completed his graduate studies at Empire State College in Saratoga Springs, New York, earning a Master’s Degree in Business Administration in 2003.

Item 8.01	Other Events

As of the date of the filing of this Form 8-K, the Company has not filed its federal and state income tax returns for the years 2007 and 2008.  The Company believes there was no taxable net income for either of those years.  The Company expects to file these tax returns by no later than December 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTA INTERNATIONAL TECHNOLOGIES, INC.

By:	/s/ Thomas Pfisterer
Thomas Pfisterer
Interim Chief Executive Officer

Dated:  October 7, 2009